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Exhibit 21.1 - List of Subsidiaries of the Registrant

As of December 31, 2000, the Registrant owned all of the issued and outstanding capital stock of (1) Great Bay Power Corporation, a New Hampshire corporation, and (2) Little Bay Power Corporation, a New Hampshire corporation.

As of December 31, 2000, the Registrant owned approximately 45.9% of the issued and outstanding capital stock of HoustonStreet Exchange, Inc., a Delaware corporation ("HSE-Del.") (giving effect to the conversion into HoustonStreet Common Stock of all issued and outstanding shares of HoustonStreet Preferred Stock convertible into HoustonStreet Common Stock).

As of December 31, 2000, HSE-Del. owned approximately 86% of HoustonStreet B.V., a Netherlands company.

As of December 31, 2000, HoustonStreet B.V. owned 100% of HoustonStreet Exchange, Ltd., a company formed under the laws of England and Wales.

Great Bay Power Corporation conducts business only under the business name of Great Bay Power Corporation. Little Bay Power Corporation conducts business only under the business name of Little Bay Power Corporation. HSE-Del. conducts business only under the names HoustonStreet Exchange, Inc., HoustonStreet and HoustonStreet.com.